EXHIBIT 99.1

Cesca Therapeutics Announces Promising Longer-Term Safety and Efficacy Data on SurgWerks®-CLI from the Feasibility Clinical Study

Rancho Cordova, Calif. and Gurgaon India – June 10, 2014 – Cesca Therapeutics Inc. (NASDAQ:KOOL) an autologous cell-based regenerative medicine company, today announced longer-term follow up from its feasibility study of SurgWerks®-CLI, its candidate therapeutic device kit for treating Rutherford category 5 and Fontaine IV (end-stage) critical limb ischemia (“CLI”).  The Safety and Efficacy of Autologous Bone Marrow Mononuclear Cells in Patients with Severe Critical Limb Ischemia (NCT01472289) was a single center, unblinded, single arm study in 17 patients with late-stage CLI.  The original study results were announced in January 2014.  This extended six month follow-up period beyond the study closure at 12 months was approved as a protocol amendment by the central Institutional Ethics Committee of Fortis Escorts Heart Institute (New Delhi) specifically to measure certain safety endpoints.  One such safety endpoint is to ensure that vasculogenesis occurs in the targeted treatment limb but not in other areas of the body.  The standard for assessing undesired neovasculogenesis is the assessment of the fundus (eye retinal bed) for changes in vascularity over time.  The other safety endpoints evaluated were specific to serious adverse events including new amputation procedures or rehospitalization.

Clinical Follow-Up Observations:

Fifteen of the seventeen intent-to-treat subjects were clinically examined six months after the study conclusion for changes to the fundus and also for limb ulcer/gangrene evaluation.  The results showed no proliferative changes to the retinal vascularization, a strong indication that the therapy impacts only the treated tissue.  Each patient reported no new adverse or serious adverse events since the close of the study, and 14 of 17 subjects had their treated limbs intact (same number as reported at the study conclusion) without any additional minor or major amputations occurring since the trial conclusion. The study now has a median follow-up of 26.1 months.

This data will be presented by the company in a scientific and clinical presentation Saturday, June 14, 2014 at the Stem Cell and Regenerative Medicine Annual Congress in Shijiazhuang, China.

”I look forward to presenting our new data at the Vascular Surgery panel meeting this Saturday in China,” said Kenneth Harris, President of Cesca Therapeutics. “These results demonstrate our SurgWerks-CLI therapeutic kit shows promise in safely slowing the progression of disease by rescuing the limbs at such a critical point in the end stages of peripheral vascular disease.”

“We are highly encouraged by this new data,” said Matthew Plavan, Chief Executive Officer of Cesca Therapeutics, “Confirming no new serious adverse patient events resulting from our treatment and a high percent of intact limbs at a 26 month median follow-up measurement, we think demonstrates promising evidence of safety and treatment durability of our autologous-based SurgWerks candidate therapy.”

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development, and commercialization of autologous cell-based therapeutics for use in regenerative medicine.  We are a leader in developing and manufacturing automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:

•	SurgWerks™ Platform, proprietary stem cell therapy point-of-care kit systems for treating vascular and orthopedic indications that integrate the following indication specific systems:
•	Cell harvesting
•	Cell processing and selection
•	Cell diagnostics
•	Cell delivery
•	CellWerksTM Platform, a proprietary stem cell laboratory kit for processing target cells used in the treatments of oncological and hematological disorders.
•	AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood.
•	The MarrowXpress Platform (MXP), a derivative product of the AXP and its accompanying disposable bag set, isolates and concentrates stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes, while retaining over 90% of the MNCs.
•	The Res-Q™ 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).
•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

Forward Looking Statement

This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that Cesca Therapeutics Inc. will provide unmatched world-class capability and service to its clients. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Contact:
Cesca Therapeutics Inc.
Website: http://www.cescatherapeutics.com
Contact: Investor Relations
+1-916-858-5107, or
ir@cescatherapeutics.com